Exhibit 99.1

Quotient Limited and hVIVO Announce Partnership to Support Wide-Spread COVID-19 Antibody Testing in the UK

JERSEY, Channel Islands, 11 May 2020 (GLOBE NEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, headquartered in Eysins, Switzerland, and hVIVO, part of Open Orphan plc (LONDON:ORPH), today announced that the MosaiQ™ by Quotient system and MosaiQ COVID-19 Antibody Microarray will be used by hVIVO to screen for SARS-CoV-2 antibodies (COVID-19). Quotient has entered into an exclusive contract with hVIVO, whereby Quotient is hVIVO’s exclusive supplier of COVID-19 antibody testing equipment, to support COVID-19 antibody testing in the UK.

hVIVO, based in London, UK, is a world leader in the testing of vaccines and antivirals using human challenge study models.

“We are delighted to exclusively partner with Quotient to bring fast and accurate COVID-19 antibody testing to the UK. Open Orphan plc, via our subsidiary hVIVO, has industry leading scientific and laboratory capability and the MosaiQ™ system’s best in class COVID-19 antibody testing performance makes the system a natural addition to our state-of-the-art virology laboratory in London. There is a clear demand for COVID-19 antibody testing and we will be making testing available both as a standalone offering and will also utilize the testing capability to screen volunteers for our industry leading range of human challenge studies to ensure no disruption to our clients,” said Cathal Friel, Executive Chairman, hVIVO, part of Open Orphan plc.

“This collaboration marks a major milestone for our company, and we are proud to collaborate with an industry leader like hVIVO. Quotient has developed what we believe is a gold standard antibody microarray to help combat the COVID-19 pandemic. This collaboration is uniquely positioned to leverage our combined expertise and help address the large need for antibody testing in the U.K. and beyond.” said Franz Walt, Chief Executive Officer of Quotient.

The MosaiQ COVID-19 Antibody Microarray was CE marked (certified to meet EU requirements) as of May 1, 2020 based on testing that demonstrated 100% sensitivity (ability to detect COVID-19 antibodies) and 99.8% specificity (ability to rule out the presence of COVID-19 antibodies). The test is designed as a serological disease screen specific to COVID-19. It detects the IgG and IgM antibodies that humans develop when infected by SARS-CoV-2.

About Quotient Limited

Building on 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and operational cost savings to laboratories around the world. Quotient’s operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

About hVIVO, part of Open Orphan plc

Open Orphan is a rapidly growing specialist CRO pharmaceutical services company which has a focus on orphan drugs and is a world leader in the provision of virology and vaccine challenge study services and viral laboratory services. It has Europe’s only 24-bedroom quarantine clinic with onsite virology lab in Queen Mary’s Hospital London. hVIVO supports product development for customers developing antivirals, vaccines and respiratory therapeutics, all particularly relevant and topical in the environment of heightened awareness of Covid-19 in 2020. The Company also has a leading portfolio of 8 viral challenge study models which are: 2 FLU, 2 RSV, 1 HRV, 1 Asthma, 1 cough and 1 COPD viral challenge models.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the potential for using our MosaiQ technology to test for COVID-19 antibodies). The MosaiQ system has not yet been cleared by the FDA for sale in the United States. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets, including the recent novel coronavirus (COVID-19) outbreak; as well as the other risks set forth in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Contacts:

Peter Buhler, Chief Financial Officer, peter.buhler@quotientbd.com; +41 22 545 52 26

Cathal Friel, Executive Chairman, +353 (0)1 644 0007 or Tom Huddart, Camarco, +44 (0)20 3757 4980

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